                                                                     EXHIBIT 4.5


                           HEALTHCARE.COM CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

                    (Amended and Restated as of May 5, 2000)


1.       PURPOSE

          The primary purpose of the Healthcare.Com Corporation Employee Stock Purchase Plan (the "Plan") is to encourage stock ownership by all eligible employees of Healthcare.Com Corporation (the "Company") and each "subsidiary corporation" of the Company (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code") and hereinafter referred to as a "Subsidiary") for which participation in this Plan has been authorized (under Paragraph 4) in order to increase their interest in the success of the Company and to encourage them to remain in the employ of the Company and each such Subsidiary. The Company intends that this Plan constitutes an "employee stock purchase plan" within the meaning of Section 423 of the Code.

2.       STOCK

          The shares of the Company's stock which may be sold to participants (as described in Paragraph 6) pursuant to options granted under this Plan shall be an aggregate number of 900,000 shares of the authorized but unissued Common Stock, par value $.01, together with associated preferred stock purchase rights, of the Company (the "Stock"). Any shares of Stock which are not purchased pursuant to an option granted on any Offering Date (as defined in Paragraph 5) shall again become available for sale pursuant to options granted under this Plan as of any subsequent Offering Date (as hereinafter defined).

3.       ADMINISTRATION

          The Plan shall be administered by an Employee Stock Purchase Plan Committee (the "Committee") comprised of three (3) persons selected by the Board of Directors of the Company. The Committee shall select one of its members as its Chairman, and shall hold meetings at such times and places as it may determine. Any decision or determination reduced to writing and signed by all the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary and shall keep minutes of all meetings and shall make such rules and regulations for the conduct of its business as it deems necessary or appropriate. A majority of the Committee shall constitute a quorum and all determinations of the Committee shall be made by not less than a majority of its members. The interpretation and construction by the Committee of any provision of this Plan shall be final and binding on all employees, eligible employees, participants and on any person making a claim based on the rights, if any, of any such persons under this Plan.

4.       ELIGIBLE EMPLOYEES

         Each employee of the Company and each employee of each Subsidiary (for which participation in this Plan has been authorized under this Paragraph by the Committee) shall be eligible to become a participant in this Plan on an Offering Date (as defined in Paragraph 5) if such employee is employed by the Company or by a Subsidiary, or by any combination of the Company and/or one or more than one Subsidiary, on such date and such an employee shall be referred to in this Plan as an "eligible employee"; provided, no person shall be considered an eligible employee for purposes of this Plan:

                  (1) if his customary employment with the Company or any Subsidiary is twenty hours or less per calendar week or his customary employment with the Company or any Subsidiary is for not more than five months in any calendar year; or

                  (2) if he would own stock (after taking into account the attribution and other constructive ownership rules in Section 423(b)(3) and Section 424(d) of the Code) immediately after the grant of such option which possesses 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or its parent (as defined in Section 424(e) of the Code and hereinafter referred to as a "Parent").

         The Committee as of each Offering Date (as defined in Paragraph 5) shall determine whether a corporation is a Subsidiary and whether a Subsidiary shall be authorized to participate in this Plan for the offering which begins on such Offering Date. However, no Subsidiary shall be authorized to participate in this Plan unless each employee of that Subsidiary is eligible to become a participant in accordance with the rules set forth in this Paragraph 4 and the shareholders of the Company approve the addition of such Subsidiary to the extent required by Code Section 423 and the regulations thereunder.

5.       STOCK OPTION OFFERINGS

         Options to purchase Stock shall be offered to participants (as described in Paragraph 6) in accordance with this Plan through a continuous series of offerings, each of which shall commence on the first business day of a calendar quarter (an "Offering Date") and shall terminate on the last business day of such quarter (a "Termination Date"), and the first Offering Date shall be the first day of the calendar quarter immediately following the date the shareholders of the Company approve the Plan; provided, however,

                  (1) the Committee may decide in its sole discretion that no offering will be made on an Offering Date if, in the opinion of the Committee, the Stock remaining available under this Plan is insufficient to make an offering to all eligible employees, and

                  (2) the Committee acting in its absolute discretion shall have the power to make one offering under this Plan between the date the shareholders of the Company approve the adoption of this Plan and the first day of the calendar quarter immediately thereafter, and the date set by the Committee for the commencement of such offering shall be treated as an Offering Date, and the last day of the calendar quarter in which the offering commences shall be treated as the Termination Date for such offering.

6.       PARTICIPANT

         An employee who elects to become a participant on the payroll deduction authorization form (an "Authorization") provided for this purpose shall become a participant (and such Authorization shall become effective) on the first Offering Date which follows the date he completes and files such Authorization with the Committee, provided he is an eligible employee under Paragraph 4 on such Offering Date. An Authorization shall be effective for each subsequent Offering Date unless amended or revoked by the participant or the participant ceases to be an eligible employee. A participant may file an amended Authorization and, except as expressly provided in Paragraphs 10, 12 and 14 hereunder, such amended Authorization shall become effective on the first Offering Date which follows the date he completes and files such amended Authorization with the Committee. An Authorization shall require an eligible employee to provide such information and to take such action as the Committee in its discretion deems necessary or helpful to the orderly administration of this Plan. A participant's status as such shall terminate at such time as his status as an eligible employee terminates or he elects to terminate such status on an amended Authorization which he completes and files with the Committee.

7.       PAYROLL DEDUCTIONS

         Each Authorization shall specify the amount of the payroll deduction which the participant authorizes the Company and any of its Subsidiaries to make from his Compensation (as defined below) on each payday during which such Authorization remains in effect, provided,

                  (1) such amount shall not be less than two percent (2%) of the participant's current Compensation as paid on each such payday or $25.00, whichever is less, and

                  (2) such amount shall not be more than ten percent (10%) of the participant's current Compensation as paid on each such payday.

                  The term "Compensation" for this purpose shall mean a participant's base annual hourly wages, stated salary or sales commissions paid by the Company or any Subsidiary and therefor shall not include any other forms of compensation, including any overtime, profit sharing, bonuses, miscellaneous reimbursements, and contributions by the Company or any Subsidiary to any employee benefit plans. The Committee shall establish a non-interest bearing "account" under this Plan for each participant. All payroll deductions made for a participant shall be credited to such account, and the monies represented by such account shall be held without interest as part of the Company's general assets. A participant may not make any separate cash payment or contribution to such account.

8.       GRANTING OF OPTION

         (a) Except as set forth in Paragraph 8(b), each participant shall be granted (by operation of the Plan) an option to purchase up to 2,000 shares of Stock on each Offering Date, and such option shall expire (to the extent unexercised) on the corresponding Termination Date; provided, however, that no participant shall be granted an option under this Plan if such option will permit his rights to purchase stock under all employee stock purchase plans of the Company, its Parent and any of its Subsidiaries to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds $25,000 in the fair market value of such stock (determined at the time such option is granted) for each calendar year (or portion of such year) in which such option would be outstanding.

         (b)(l) If the number of shares available for purchase under the Plan is insufficient on any Offering Date to grant to each participant an option to purchase up to 2,000 shares of Stock but the Committee nevertheless determines to allow such offering, then each participant shall be granted an option (by operation of this Plan) to purchase that number of available shares of Stock which is equal to the total number of available shares divided by the number of participants on such Offering Date.

         (c) The Committee acting in its absolute discretion shall have the power from time to time to increase or decrease the 2,000 share figure set forth in Paragraph 8(a) for any offering, provided the Committee announces the new figure before the Offering Date for such offering, and each participant shall be granted an option (by operation of the Plan) to purchase that number of shares equal to such new figure on such Offering Date and on each subsequent Offering Date until the Committee in accordance with this Paragraph 8(b)(2) announces another new figure.

9.       OPTION PRICE

         The option price ("option price") for each option granted by operation of this Plan under Paragraph 8 shall be the lower of:

                  (1) 85% of the fair market value (as defined below) per share of Stock on the Offering Date, or

                  (2) 85% of the fair market value (as defined below) per share of Stock on the corresponding Termination Date.

         If the Stock is not listed on an established stock exchange on an Offering Date or on a Termination Date, the fair market value per share shall be the closing quoted selling price of the Stock in the over-the-counter market on such date as reflected by The Wall Street Journal or any successor, similar publication. If the Stock is listed on an established stock exchange on an Offering Date or on a Termination Date, the fair market value per share shall be the closing quoted selling price of the Stock on such stock exchange on such date as reflected by The Wall Street Journal or any successor, similar publication. Finally, if the fair market value per share cannot be determined on an Offering Date or on a Termination Date by reference to any such selling prices, such fair market value shall be determined as of such date by whatever equitable means the Committee in its absolute discretion deems appropriate.

10.      EXERCISE OF OPTION

         Unless a participant files an amended Authorization before the Termination Date on which an option granted to him under Paragraph 8 will expire, such option will be exercised automatically for him on such Termination Date for the purchase of as many full shares of Stock subject to the option granted to him as the accumulated payroll deductions credited to his account as of that date under Paragraph 7 will purchase at the option price for such Stock. No participant (or any person claiming through such participant) shall have any interest in any Stock subject to an option until such option has been exercised, at which point such interest shall be limited to the interest of a purchaser of the Stock purchased upon such exercise pending the delivery of such Stock in accordance with Paragraph 11.

         A participant may file an amended Authorization with the Committee before a Termination Date to elect, effective as of such Termination Date,

                  (1) to withdraw in cash all the accumulated payroll deductions credited to his account under Paragraph 7 as of that date; or

                  (2) to exercise his option for a specified number of full shares, which is not less than 5, but is less than the number of full shares of Stock which the accumulated payroll deductions credited to his account under Paragraph 7 will purchase and to withdraw the balance of the accumulated payroll deductions credited to his account under Paragraph 7 as of such Termination Date after giving effect to such partial exercise.

         Any such amended Authorization shall state whether the participant elects to terminate his status as such, and a participant who does elect to terminate his status as such thereafter can resume participation on any subsequent Offering Date in accordance with Paragraph 6, provided he remains an eligible employee under Paragraph 4 on such date.

         In the event that the accumulated payroll deductions credited to the account of a participant who exercises his option in full exceed the amount needed to purchase the full number of shares for which his option was granted, such excess shall be refunded to the participant as soon as practicable following the relevant Termination Date, except that any such excess which results solely from the failure to purchase a fractional share of Stock shall be carried forward without interest in the participant's account unless the participant has elected to terminate his status as such effective as of the first Offering Date which follows such Termination Date.

11.      DELIVERY

         Stock purchased upon the exercise of an option under this Plan shall be delivered to a participant registered in the name of the participant or, if the participant so directs on his Authorization filed with the Committee before the relevant Termination Date, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law. As promptly as practicable after each Termination Date, the Company will deliver to each participant the Stock, if any, purchased upon the exercise of his option under Paragraph 10 together with such cash, if any, due as a result of such exercise or as a result of an election not to exercise such option under Paragraph 10.

12.      VOLUNTARY ACCOUNT WITHDRAWALS

         A participant may withdraw the accumulated payroll deductions credited to his account under Paragraph 7 at any time before a Termination Date by filing an amended Authorization with the Committee before such date, in which event all of the participant's accumulated payroll deductions credited to his account will be paid to him in cash as soon as practicable after such amended Authorization is filed, and no further payroll deductions shall be made on his behalf until after such Termination Date.

13.      TERMINATION OF EMPLOYMENT

         Nothing in this Plan nor any option granted hereunder shall confer upon any individual the right to continued employment with the Company or any Subsidiary, and a participant's status as such shall terminate automatically on the date his employment by the Company or by any Subsidiary terminates for any reason, including retirement or death. Any option which he may have been granted under the Plan shall expire automatically to the extent unexercised as of such date and shall not thereafter be exercised (or be deemed to have been exercised) in whole or in part, and the accumulated payroll deductions credited to his account will be returned without interest to him or, in the event of his death, to the person or persons entitled to such account under Paragraph 14, as soon as practicable after such termination of employment. A transfer of employment between the Company and any Subsidiary or between one Subsidiary and another Subsidiary shall not be deemed a termination of employment under this Paragraph 13; however, no further payroll deductions will be made if the Subsidiary to which the participant transfers is not authorized to participate in the Plan pursuant to Paragraph 4.

14.      DESIGNATION OF BENEFICIARY

         A participant shall designate on his Authorization a beneficiary who is to receive the Stock, if any, and cash, if any, to the participant's credit under the Plan in the event of such participant's death prior to delivery to him of such Stock and cash. Such designation may be revised at any time by the participant by the filing of an amended Authorization, and his revised designation shall be effective at such time as such amended Authorization is filed with the Committee. The Company shall deliver such Stock, if any, and cash, if any, to a deceased participant's beneficiary upon a determination by the Committee that such delivery is appropriate under the circumstances. In the event of the death of a participant who failed to so designate a beneficiary or, if no person so designated survives the participant or, if after checking his last known mailing address, the whereabouts of the person so designated are unknown and no claim is submitted to the Committee by such person within one year of the participant's death, the Company shall deliver such Stock, if any, and cash, if any, to the person who will receive the proceeds of the participant's group term life insurance under the group term life insurance program maintained by the Company or a Subsidiary or, if none or if the whereabouts of such person are unknown, to the personal representative of the participant, if any has qualified within fifteen (15) months from the date of the participant's death or, if no personal representative has so qualified, the Company, at the direction of the Committee acting in its discretion, may deliver such Stock, if any, and cash, if any, to any heirs at law of the participant whose whereabouts are known by the Committee. No designated beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest whatsoever in the Stock, if any, or cash, if any, credited to the participant under this Plan.

15.      TRANSFERABILITY

         Neither accumulated payroll deductions credited to a participant's account under Paragraph 7 nor any rights to the exercise of an option or to receive Stock under the Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by the participant or any other person during his lifetime, and any attempt to do so shall be without effect, provided that the Committee in its absolute discretion may treat such act as an election to withdraw funds in accordance with Paragraph 12.

16.      ADJUSTMENT

         The number of shares of Stock covered by outstanding options granted pursuant to this Plan and the number of shares of Stock available for the granting of options pursuant to Paragraph 2 of this Plan shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to such changes as stock dividends or stock splits. Furthermore, the Committee shall have the right to adjust (in a manner which satisfies the requirements of Section 424(a) of the Code) the number of shares of Stock available for the granting of options under Paragraph 2 and the number of shares of Stock covered by stock options granted under this Plan in the event of any corporate transaction described in Section 424(a) of the Code. If any adjustment under this Paragraph 16 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares available under this Plan and the number of shares subject to options granted pursuant to this Plan shall be the next lower number of whole shares, rounding all fractions downward. An adjustment made under this Paragraph 16 by the Committee shall be conclusive and binding on all affected persons.

17.      SECURITIES REGISTRATION

         If the Company shall deem it necessary to register (under the Securities Act of 1933 or any other applicable statutes) any shares of Stock with respect to which an option shall have been exercised or to qualify any such shares for an exemption from the Securities Act of 1933 under Regulation A of the Rules and Regulations of the Securities and Exchange Commission, the Company shall take such action at its own expense and the Company's obligations with respect to delivery of such shares shall be expressly conditioned upon obtaining such registration or exemption. If the shares of Stock of the Company shall be listed on any national stock exchange at the time of the exercise of an option under this Plan, then whenever required, the Company shall register the shares with respect to which such option is exercised under the Securities Exchange Act of 1934, and shall make prompt application for the listing on such stock exchange of such shares, at the sole expense of the Company.

18.      AMENDMENT OR TERMINATION

         This Plan may be amended by the Company's Board of Directors from time to time to the extent that such Board of Directors deems necessary or appropriate in light of, and consistent with, Section 423 of the Code; provided, however, no such amendment shall be made absent the approval of the shareholders of the Company if such approval is required pursuant to applicable law or regulations governing or otherwise applicable to the Plan. The Company's Board of Directors also may terminate this Plan or the granting of options pursuant to this Plan at any time; provided, however, the Board of Directors shall not have the right to modify, cancel or amend any outstanding option granted pursuant to this Plan before such termination unless each participant consents in writing to such modification, amendment or cancellation.

19.      NOTICES

         All Authorizations and other communications from a participant to the Committee under, or in connection with, this Plan shall be deemed to have been filed with the Committee when actually received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt of such Authorizations and communications.

20.      EFFECTIVE DATE OF PLAN

         The effective date of this Plan shall be the date the shareholders of the Company (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

21.      MISCELLANEOUS

         The headings to paragraphs in this Plan have been included for convenience of reference only. The masculine pronoun shall include the feminine, the singular and the plural, whenever appropriate. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.